Exhibit 10.17

SUMMARY OF DIRECTOR COMPENSATION

Directors who are not employees of Black Box Corporation (the “Company”) receive directors' fees of $35,000 per annum, paid quarterly, and an additional fee of $2,000 for each meeting of the Board of Directors attended in person and $1,000 for each meeting of the Board of Directors attended via telephone. The Chairman of the Board also receives an annual fee of $75,000, paid quarterly. Non-employee directors also are eligible to receive awards under the 2008 Long-Term Incentive Plan (the “2008 Plan”). On May 15, 2012, each non-employee director received an immediately-vested restricted stock unit award with a value of $100,000 on such date (the same value utilized in 2010 and 2011). Based on the closing price of the Company's common stock, par value $.001 per share (the “Common Stock”), on the date of grant (and rounding to the nearest ten shares), this grant resulted in a restricted stock unit award to each non-employee director for 4,530 shares of Common Stock which vested immediately upon grant. In addition, on May 14, 2013, each non-employee director received an immediately-vested restricted stock unit award with a value of $100,000 ($50,000 for Messrs. John S. Heller and Joel T. Trammell who recently joined the Board) on such date (which was the same amount for the previous three (3) fiscal years). Based on the closing price of the Common Stock on the date of grant (and rounding to the nearest ten shares), this grant resulted in a restricted stock unit award to each non-employee director for 3,820 shares (1,910 for Messrs. Heller and Trammell) of the Common Stock which vested immediately upon grant.
To further achieve the objective of more closely aligning the interests of our non-employee directors with those of our stockholders, upon the recommendation of the Governance Committee after discussions with the Governance Committee's compensation consultants, our Board adopted stock retention guidelines for our non-employee directors requiring them to hold, until retirement, but subject to diversification at age 60, 50% of the net, after-tax shares of Common Stock issued to them pursuant to performance share awards and restricted stock awards/units. All of our non-employee directors are in compliance with these ownership guidelines.
Members of the Audit Committee of the Board of Directors receive a fee of $1,500 for each meeting of the Audit Committee attended in person or by telephone, and members of each of the Compensation Committee, Nominating Committee and Governance Committee receive a fee of $1,000 for each meeting of the respective committee attended in person or by telephone. The Chairman of each of the Audit Committee and Compensation Committee receives an annual fee of $15,000, paid quarterly, and the Chairman of each of the Nominating Committee and Governance Committee receives an annual fee of $7,500, paid quarterly.
Any director who is an employee of the Company does not receive additional compensation for service as a director of the Company.
In addition, the Company maintains directors' and officers' liability insurance. Directors also are reimbursed customary expenses for attending meetings of the board of directors, board committees and stockholders.

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